EXHIBIT 16.1

September 2, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Vanguard Natural Resources, LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Vanguard Natural Resources, LLC dated August 27, 2008. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ UHY LLP